Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS OF THE BDS BUSINESS

The following discussion and analysis should be read in conjunction with the sections entitled “Item 1A. Risk Factors” and “Forward-Looking Statements” in the Annual Report on Form 10-K for the year ended December 31, 2025 filed by Waters Corporation (“Waters”) with the Securities and Exchange Commission (the “SEC”) on February 23, 2026 (the “Annual Report”). This discussion contains a number of forward-looking statements, all of which are based on Waters’ current expectations and could be affected by the uncertainties and other factors described in the Annual Report and particularly in the sections entitled “Item 1A. Risk Factors” and “Forward-Looking Statements.”

References in this section to the “BDS Business” and “the business” refer to the BDS Business as defined in the historical combined financial statements of the BDS Business filed as Exhibit 99.2 to the Current Report on Form 8-K filed by Waters with the SEC on February 9, 2026 (SEC Accession No. 0001193125-26-042819) (the “Current Report”).

All amounts discussed are in millions of U.S. dollars, unless otherwise indicated. Unless otherwise stated, all references to “2025,” “2024” and “2023” in this section refer to Becton, Dickinson and Company’s (“BD”) fiscal years ended September 30, 2025, 2024 and 2023, respectively.

Overview of the BDS Business

The BDS Business is a global life sciences business engaged in the development, manufacturing and sale of instruments and reagent systems to detect a broad range of infectious diseases, healthcare-associated infections, and cancers. The BDS Business’s organizational structure is based upon two principal business segments, Biosciences and Diagnostic Solutions. Biosciences is a leader in flow cytometry solutions for immunology and cancer research and related clinical diagnostics and has innovative single-cell multiomics tools. Diagnostic Solutions is a leader in microbiology and infectious disease diagnostics, including molecular diagnostics, cervical cancer screening, microbiology automation, and point-of-care offerings. Both businesses have strong leadership teams with excellent commercial, manufacturing, engineering, and R&D expertise, and are dedicated to bringing the next generation of breakthrough innovations to researchers, clinicians, and patients.

The BDS Business’s products are manufactured and sold worldwide. Its products are marketed in the United States and internationally through independent distribution channels and directly to end-users.

Basis of Presentation of Financial Information

The historical combined financial statements of the BDS Business filed as Exhibit 99.2 to the Current Report were derived from the consolidated financial statements and accounting records of BD. These combined financial statements reflect the combined historical results of operations, financial position and cash flows of the BDS Business of BD as they were historically managed and adjusted in conformity with U.S. GAAP on a stand-alone basis. Therefore, this historical combined financial information may not be indicative of the BDS Business’s future performance and does not necessarily reflect what the BDS Business’s combined results of operations, financial condition and cash flows would have been had the BDS Business operated as a separate, stand-alone company during the periods presented.

The historical combined financial statements of the BDS Business include certain assets and liabilities specifically attributable to the BDS Business. BD employs a centralized approach to cash management and the financing of its operations. For all periods presented, cash and equivalents, and liabilities legally held by the BDS Business were included in the combined balance sheets. BD’s debt and related interest expense have not been attributed to the BDS Business for any of the periods presented. These arrangements are not reflective of the manner in which the BDS Business would have financed operations as a stand-alone company separate from BD during the periods presented. Cash pooling, related interest and intercompany arrangements are excluded from the asset and liability balances in the combined balance sheets. These amounts have instead been reported as Net parent investment on the combined balance sheets.

Additionally, BD provides certain services, such as legal, accounting, information technology, human resources, and other infrastructure support to the BDS Business. The cost of these services has been included in the BDS Business combined financial statements through allocations based upon a proportion of revenue or headcount. BD considers these allocations to be reflective of the benefits received by the BDS Business during the periods presented in the historical combined financial statements of the BDS Business, as required by and in conformity with U.S. GAAP. While these allocations include an apportionment of BD’s corporate and public company costs, such allocated costs may not be indicative or necessary if the BDS Business operated as a part of another existing public company nor are they necessarily representative of the costs that may be incurred in the future, following the completion of the transactions pursuant to the Agreement and Plan of Merger, dated as of July 13, 2025, by and among Waters, BD, Augusta SpinCo Corporation, (“SpinCo”), and Beta Merger Sub, Inc., and the Separation Agreement, dated as of July 13, 2025, by and among Waters, BD and SpinCo, as amended by that certain Amendment No. 1, by and among Waters, BD and SpinCo, dated as of February 9, 2026 (the “Transactions”). Actual costs that would have been incurred if the BDS Business had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.

Percentages presented are calculated from the underlying amounts. References to years throughout this discussion relate to the fiscal years, which end on September 30.

Relationship with BD

Following the completion of the Transactions, certain functions previously provided by BD to the BDS Business will either continue to be delivered to the BDS Business under a Transition Services Agreement or the other documents entered into in connection with the Transactions or will be assumed by Waters, either through internal resources or third-party service providers. Additionally, under certain contract manufacturing agreements, BD will manufacture certain products for the BDS Business and its subsidiaries following the closing of the Transactions.

Concurrent with the consummation of the Transactions, SpinCo entered into other agreements with BD relating to the Transactions and various interim and ongoing relationships among Waters, SpinCo and BD.

Summary of Financial Results

Worldwide revenues in 2025 of $3,296 million decreased 1.4% from the prior-year period. The decrease reflected the impacts detailed below.

Increase (decrease) in current-year revenues
Volume/other (a)	(2.0)%
Pricing	(0.1)%
Foreign currency impact (b)	0.7%

Decrease in revenues from the prior-year period	(1.4)%

(a)

Volume includes revenues attributable to products, services and licensing. The decline in volume was primarily driven by softer research instrument demand across all regions due to funding constraints and market dynamics, partially offset by higher licensing revenue and continued growth in the BDS Business’s MAX™ IVD, COR™, and FACSDiscover™ platforms.

(b)

Each reporting period, the BDS Business faces currency exposure that arises from translating the results of its worldwide operations to the U.S. dollar at exchange rates that fluctuate from the beginning of such period.

Results of Operations

Biosciences Segment

Overall, the Biosciences segment’s revenues and operating income were unfavorably impacted by market dynamics, including reductions and delays in research funding, as well as regulations that impacted the sales of certain products to China. These market dynamics were offset by strong sales of the recently launched FACSDiscover™ A8 Cell Analyzer. The segment also encountered increased costs due to tariff regulations imposed by the U.S. government. These increased costs were offset by productivity initiatives.

The following is a summary of revenue for the Biosciences segment:

				2025 vs. 2024			2024 vs. 2023
(Millions of dollars)	2025	2024	2023	Total Change	Estimated FX Impact	FXN Change (a)	Total Change	Estimated FX Impact	FXN Change (a)
Biosciences	$1,458	$1,512	$1,509	(3.6)%	0.4%	(4.0)%	0.2%	0.0%	0.2%

(a)

Foreign currency-neutral (“FXN”) information compares results between periods as if exchange rates had remained constant period-over-period. The BDS Business uses results on a foreign currency-neutral basis as one measure to evaluate its performance. The BDS Business calculates foreign currency-neutral percentages by converting its current-period local currency financial results using the prior-period foreign currency exchange rates and comparing these adjusted amounts to its current-period results. These results should be considered in addition to, not as a substitute for, results reported in accordance with U.S. GAAP. Results on a foreign currency-neutral basis, as presented here, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with U.S. GAAP. This explanation applies to all subsequent references to FXN.

2025 vs. 2024

The Biosciences segment’s revenues of $1,458 million in 2025 decreased by $54 million, or 3.6%, compared with revenues of $1,512 million in 2024, which primarily reflected continued market dynamics impacting sales of instruments due to research funding constraints and international regulations, partially offset by strong sales of the recently launched FACSDiscover™ A8 Cell Analyzer.

2024 vs. 2023

The Biosciences segment’s revenues of $1,512 million in 2024 increased by $3 million, or 0.2%, compared with revenues of $1,509 million in 2023, which primarily reflected strong demand for the Biosciences unit’s clinical reagents, partially offset by a decline in the segment’s sales of research instrumentation due to a decline in life science research funding, primarily in the United States and China, and less licensing revenues.

(Millions of dollars)	2025	2024	2023
Biosciences operating income	$510	$565	$537
Biosciences operating income as % of Biosciences revenues	35.0%	37.4%	35.6%

The Biosciences segment’s operating income as a percentage of revenues in 2025 and 2024, compared with the prior-year periods, reflected the following:

2025 vs. 2024

•

Lower gross profit margin in 2025 compared with 2024 primarily reflected lower revenue in the current year due to market dynamics impacting research funding, as well as an unfavorable impact from tariffs, partially offset by favorable foreign currency translation and the realization of productivity initiatives across new manufacturing locations.

•

Selling and administrative expense as a percentage of revenues in 2025 was higher compared with 2024, primarily reflecting the current period decline in revenues in combination with higher shipping costs and other selling and administrative expenses.

•

Research and development expense as a percentage of revenues in 2025 was higher compared with 2024, primarily due to lower revenues in 2025 in combination with costs associated with progression of certain initiatives.

2024 vs. 2023

•

Higher gross profit margin in 2024 compared with 2023 primarily reflected lower manufacturing costs resulting from continuous improvement projects and other productivity initiatives, partially offset by higher material and labor costs, as well as unfavorable foreign currency translation.

•	Selling and administrative expense as a percentage of revenues in 2024 was lower compared with 2023 primarily due to productivity initiatives.

•	Research and development expense as a percentage of revenues in 2024 was lower compared with 2023, primarily due to the timing of project spending and product launches.

Diagnostic Solutions Segment

The Diagnostic Solutions segment had fairly consistent revenue with increased operating margins. There were lower sales of point-of-care products, partially offset by continued double-digit growth in sales of MAX™ IVD. Operating margins improved as a result of productivity initiatives and efficiencies and improvements resulting from portfolio rationalization projects and contract manufacturer consolidations.

The following is a summary of revenue for the Diagnostic Solutions segment:

				2025 vs. 2024			2024 vs. 2023
(Millions of dollars)	2025	2024	2023	Total Change	Estimated FX Impact	FXN Change	Total Change	Estimated FX Impact	FXN Change
Diagnostic Solutions	$1,838	$1,848	$1,885	(0.5)%	0.3%	(0.8)%	(2.0)%	(0.1)%	(1.9)%

2025 vs. 2024

The Diagnostic Solutions segment’s revenues of $1,838 million in 2025 decreased by $10 million, or 0.5%, compared with revenues of $1,848 million in 2024. The decline was primarily driven by lower sales of BACTEC™ blood culture products, even as customer utilization continued to normalize following the resolution of a supply disruption, as well as by lower sales of point-of-care products. These declines were partially offset by continued growth in sales of MAX™ IVD.

2024 vs. 2023

The Diagnostic Solutions segment’s revenues of $1,848 million in 2024 decreased by $37 million, or 2.0%, compared with revenues of $1,885 million in 2023, which primarily reflected reduced demand for its respiratory illness diagnostic products as COVID-19 moves to an endemic stage, partially offset by strong sales in the Microbiology platform.

(Millions of dollars)	2025	2024	2023
Diagnostic Solutions operating income	$389	$360	$414
Diagnostic Solutions operating income as % of Diagnostic Solutions revenues	21.2%	19.5%	22.0%

The Diagnostic Solutions segment’s operating income as a percentage of revenues in 2025, compared with the prior-year period, reflected the following:

2025 vs. 2024

•

Higher gross profit margin in 2025 compared with 2024 primarily reflected lower manufacturing costs resulting from continuous improvement projects and other productivity initiatives, partially offset by an unfavorable impact from tariffs.

•	Selling and administrative expense as a percentage of revenues was higher in 2025 compared with 2024, which primarily reflected an increase in marketing and other professional-related expenses.

•	Research and development expense as a percentage of revenues was lower in 2025 compared with 2024, primarily reflecting the progression of current projects.

2024 vs. 2023

•

Lower gross profit margin in 2024 compared with 2023 primarily reflected a decline in sales of high-margin respiratory testing products, unfavorable foreign currency translation, as well as higher cost of raw materials and labor costs, which was partially offset by lower manufacturing costs resulting from continuous improvement projects and other productivity initiatives.

•	Selling and administrative expense as a percentage of revenue was higher in 2024 compared with 2023 which primarily reflected the decline in revenues as well as higher shipping costs.

•	Lower research and development expense as a percentage of revenues in 2024 compared with 2023 primarily reflected the progression of current projects.

Geographic Revenues

The following provides a summary of revenue by geography:

				2025 vs. 2024			2024 vs. 2023
(Millions of dollars)	2025	2024	2023	Total Change	Estimated FX Impact	FXN Change	Total Change	Estimated FX Impact	FXN Change
United States	$1,348	$1,361	$1,469	(1.0)%	—%	(1.0)%	(7.4)%	—%	(7.4)%
International	1,948	1,982	1,925	(1.7)%	1.0%	(2.7)%	3.0%	(0.1)%	3.1%

Revenues	$3,296	$3,343	$3,394	(1.4)%	0.7%	(2.1)%	(1.5)%	(0.5)%	(1.0)%

2025 vs. 2024

The decline in U.S. revenues in 2025 was primarily driven by lower sales of BACTEC™ blood culture products, even as customer utilization continues to normalize following the resolution of a supply disruption, partially offset by strong performance in Lab Automation, Biosciences licensing revenue and the continued traction of the recently launched FACSDiscover™ platform within the Biosciences segment.

The decline in international revenues in 2025 was driven by the continued research funding decreases affecting sales of the Biosciences segment’s flow cytometry instruments, as well as a decline in sales of clinical reagents as result of HIV product discontinuation, primarily in EMEA. The decline was partially offset by higher sales in the Diagnostic Solutions segment’s molecular portfolio, including MAX™ IVD and COR™ systems.

2024 vs. 2023

The decline in U.S. revenues in 2024 reflected lower sales of the Biosciences segment’s research instruments and reagents due to the constraints in U.S. research funding, as further discussed above. The decline in U.S. revenues in 2024 also reflected lower sales of the Diagnostic Solutions segment’s respiratory testing products, as further discussed above, and an unfavorable impact due to a supply disruption that has affected U.S. sales of the segment’s blood culture products. These unfavorable impacts to U.S. revenues were partially offset by strong growth in sales of the Biosciences segment’s clinical instruments and reagents.

International revenue growth in 2024 was driven by the Biosciences segment’s sales of clinical reagents and research instruments, as well as by the Diagnostic Solutions segment’s sales of microbiology products. International revenues in 2024 were unfavorably impacted by a $17 million accrual relating to the Italian government medical device pay back legislation, which substantially relates to years prior to 2024. Additional disclosures regarding this matter are provided in Note 6 to the historical combined financial statements of the BDS Business filed as Exhibit 99.2 to the Current Report.

Specified Items

Reflected in the financial results for 2025, 2024 and 2023 were the following specified items:

(Millions of dollars)	2025	2024	2023
Integration, restructuring and transaction expense (a)	$5	$89	$55
Purchase accounting adjustments (b)	33	26	17
Product, litigation, and other items (c)	42	21	—
European regulatory initiative-related costs (d)	—	9	12

Total specified items	80	145	84
Less: tax impact of specified items	7	16	11

After-tax impact of specified items	$73	$129	$73

(a)	Represents amounts associated with restructuring and integration activities which are recorded in Integration, restructuring and transaction expense and are further discussed below.
(b)

Includes amortization and other adjustments related to the purchase accounting for acquisitions. The amortization expense is recorded in Cost of sales. The amortization in 2024 and 2023 is partially offset by amounts recorded in Selling and administrative expense related to the change in fair value of contingent consideration.

(c)

Includes certain items which are not part of ordinary operations and affect the comparability of the periods presented. Such items may include certain asset impairment charges, the impact of legislative rulings and fair market value adjustments. The amount in 2025 was primarily recorded to Research and development expense and included a $30 million impairment to the carrying value of acquired in-process research and development assets in the Diagnostic Solutions segment discussed below. The amount in 2024 was primarily recorded to Total net sales and Selling and administrative expense and included the accrual relating to the Italian government medical device pay-back legislation, which was recognized as a reduction to Total net sales as further discussed above.

(d)

Represents costs incurred to develop processes and systems to establish initial compliance with the European Union Medical Device Regulation, which represent a significant, unusual change to the existing regulatory framework. The BDS Business considers these costs to be duplicative of previously incurred costs and/or one-off costs, which are limited to a specific period of time. These expenses, which are recorded in Total cost of sales and Research and development expense, include the cost of labor, other services and consulting (in particular, research and development and clinical trials) and supplies, travel and other miscellaneous costs.

Gross Profit

The comparison of gross profits in 2025, 2024 and 2023 included the following:

(Millions of dollars)	2025	2024	2023	2025 vs. 2024	2024 vs. 2023
Gross profit	$1,630	$1,630	$1,698	$—	$(68)
% of revenues	49.5%	48.8%	50.0%

The favorable impact on gross margin from specified items in 2025 compared to 2024 was primarily driven by the absence of the $17 million accrual recorded to Net sales in 2024 relating to the Italian government medical device pay-back legislation, which negatively impacted gross margin in 2024, as discussed above.

Operating performance in 2025 primarily reflected lower manufacturing costs resulting from the BDS Business’s ongoing continuous improvement projects and other productivity initiatives, as well as favorable foreign currency translation impacts. These benefits were partially offset by higher costs associated with tariffs.

Lower operating performance in 2024 primarily reflected the decline in respiratory testing revenues, which yield higher gross margins, along with higher raw material and labor costs and unfavorable foreign currency translation impact, offset by lower manufacturing costs resulting from ongoing continuous improvement projects and other productivity initiatives, as well as a favorable impact from pricing.

Operating Expenses

Operating expenses in 2025, 2024 and 2023 were as follows:

(Millions of dollars)	2025	2024	2023	2025 vs. 2024	2024 vs. 2023
Selling and administrative expense	$865	$866	$849	$(1)	$17
% of revenues	26.2%	25.9%	25.0%
Research and development expense	$321	$306	$342	$15	$(36)
% of revenues	9.7%	9.2%	10.1%
Integration, restructuring and transaction expense	$5	$89	$55	$(84)	$34
Other operating income, net	$—	$(2)	$(5)

Selling and Administrative

Selling and administrative expense of $865 million in 2025 decreased by $1 million, or 0.1%, compared with $866 million in 2024. Selling and administrative expense as a percentage of revenues in 2025 was higher when compared with 2024, which primarily reflected lower revenues.

Selling and administrative expense of $866 million in 2024 increased by $17 million, or 2.0%, compared with $849 million in 2023. Selling and administrative expense as a percentage of revenues in 2024 was higher when compared with 2023, which primarily reflected lower revenues.

Research and Development

Research and development expense of $321 million in 2025 increased by $15 million, or 4.9%, compared with $306 million in 2024. Research and development expense as a percentage of revenues in 2025 was higher compared with 2024, driven by a $30 million write-down of certain assets in the Diagnostic Solutions segment, as described in Note 10 to the historical combined financial statements of the BDS Business filed as Exhibit 99.2 to the Current Report. This impact was partially offset by lower research and development spending resulting from the timing and advancement of current projects.

Research and development expense of $306 million in 2024 decreased by $36 million, or 10.5%, compared with $342 million in 2023. Research and development expense as a percentage of revenues in 2024 was lower compared with 2023, which primarily reflected the timing and progression of current projects.

Integration, Restructuring and Transaction Expense

Integration, restructuring, and transaction expense declined significantly in 2025 compared with 2024 and 2023, reflecting the completion of major initiatives during 2024. In prior years, expenses primarily related to simplification and cost-saving initiatives focused on aligning organizational structures to current business needs, including portfolio rationalization projects, contract manufacturer consolidations, and a major real estate consolidation and relocation in California. With these projects largely concluded, related activity and associated costs were substantially lower in 2025.

Income Taxes

The income tax rates in 2025, 2024 and 2023 were as follows:

	2025	2024	2023
Effective income tax rate	16.4%	12.4%	8.6%

The BDS Business’s effective income tax rate was 16.4%, 12.4% and 8.6% in 2025, 2024 and 2023, respectively. The increase in the effective income tax rate in 2025 compared with 2024 is mainly driven by higher U.S. taxes on earnings from non-U.S. subsidiaries and the establishment of a valuation allowance on certain tax credit carryforwards generated during the current period. This was partially offset by tax benefits resulting from a shift in the geographical mix of earnings. The higher effective income tax rate in 2024 compared with 2023 was primarily driven by a favorable impact of a remeasurement of deferred tax assets and liabilities upon the approval of a tax incentive in 2023.

Foreign Exchange Risk

The BDS Business conducts business in multiple foreign currencies across regions including Europe, Greater Asia, Canada, and Latin America. As a result, it is exposed to foreign currency risk stemming from its international operations. These exposures primarily arise from intercompany transactions denominated in currencies other than the functional currency, particularly in non-hyperinflationary countries. BD primarily manages this transactional currency risk through the use of foreign exchange forward contracts. To further mitigate expected foreign currency exposures from future intercompany sales and purchases denominated in non-local currencies, BD also utilizes forward and option contracts, which are designated as cash flow hedges to offset this risk.

The BDS Business itself does not directly engage in derivative instruments, including forward contracts, options, swaps, or similar financial instruments. As such, any derivative-related assets or liabilities recognized at BD’s corporate level, along with the associated impacts recorded in Accumulated other comprehensive loss on the combined balance sheets, are not attributable to the BDS Business for any of the periods presented.

For transactional foreign exchange exposures related primarily to intercompany payables and receivables, BD employs undesignated hedging instruments. Gains and losses from these instruments are recognized immediately in the income statement and are generally offset by the corresponding gains and losses on the underlying transactions, along with any associated hedging costs. Because the BDS Business participates in BD’s overall hedging strategy, it records an allocated portion of the impact from these undesignated hedges in its financial results.

Liquidity and Capital Resources

Historical Liquidity

Historically, the BDS Business has generated positive cash flows from operations.

Cash and cash equivalents and liabilities legally held by the BDS Business were included in the combined balance sheets. However, as part of BD, the BDS Business has been dependent upon BD for substantially all of its working capital and financing requirements. BD uses a centralized approach to cash management and financing of its operations. The majority of the cash of the BDS Business is transferred to BD daily and BD funds the operating and investing activities of such business as needed. This arrangement is not reflective of the manner in which the BDS Business would have been able to finance its operations had the BDS Business been a stand-alone business separate from BD during the periods presented. Cash transfers to and from BD’s cash management accounts are reflected within Net parent investment as a component of equity.

BD’s debt and related interest expense have not been attributed to the BDS Business for any of the periods presented.

The following table summarizes the combined statements of cash flows in 2025, 2024 and 2023:

(Millions of dollars)	2025	2024	2023
Net cash provided by (used for)
Operating activities	$462	$641	$371
Investing activities	$(143)	$(147)	$(179)
Financing activities	$(309)	$(470)	$(174)

Net Cash Flows from Operating Activities

Net cash provided by operating activities was $462 million in 2025 as compared to $641 million in 2024 and $371 million for 2023.

Net cash provided by operating activities during 2025 was attributable to net income of $353 million in 2025 and net adjustments of $109 million, including adjustments related to depreciation and amortization, share-based compensation, impairment of intangible assets, loss on settlement of investment, pension expense, deferred taxes and $135 million of operating cash outflows relating to changes in working capital. The operating cash outflows were primarily driven by lower levels of accounts payable and accrued expenses, higher levels of trade receivables, and higher levels of inventory.

Net cash provided by operating activities during 2024 was attributable to net income of $321 million in 2024 and net adjustments of $320 million, including adjustments related to depreciation and amortization, share-based compensation, pension expense, deferred taxes and a $107 million of operating cash inflows relating to changes in working capital. The operating cash inflows were primarily driven by higher levels of accounts payable and accrued expenses and lower levels of trade receivables, which reflects the business’ continued focus on collection efforts.

Net cash provided by operating activities during 2023 was attributable to net income of $415 million in 2023 offset by net adjustments of $44 million, including adjustments related to depreciation and amortization, share-based compensation, pension expense, deferred taxes and $152 million of operating cash outflows relating to changes in working capital. The operating cash outflows were primarily driven by higher levels of trade receivables and lower levels of accounts payable and salaries, wages, and related items.

Net Cash Flows from Investing Activities

Net cash used for investing activities was primarily comprised of capital expenditures of $50 million, $64 million and $73 million and the acquisition of placed instruments of $82 million, $81 million and $91 million in 2025, 2024 and 2023, respectively. Net cash used for investing activities included $12 million related to the acquisition of NIRvana Sciences, Inc. in 2025. Net cash used for investing activities during 2025, 2024 and 2023 also included $9 million, $10 million and $8 million, respectively, related to the acquisition of intangible assets.

Net Cash Flows from Financing Activities

Net cash used for financing activities, which represents net transfers to BD, was $309 million in 2025, compared to $470 million in 2024 and $174 million in 2023.

Contractual Obligations

In the normal course of business, the BDS Business enters into contracts and commitments that obligate it to make payments in the future. Information regarding the BDS Business obligations under purchase and lease arrangements are provided in Notes 6 and 12, respectively, to the historical combined financial statements of the BDS Business filed as Exhibit 99.2 to the Current Report.

The BDS Business’s contractual obligations as of September 30, 2025 were as follows:

(Millions of dollars)	Total	2026	2027	2028	2029	2030	Thereafter
Leases(a)	$370	$37	$34	$31	$30	$30	$208
Purchase Obligations(b)	3	3	—	—	—	—	—

Total	$373	$40	$34	$31	$30	$30	$208

(a)	Refer to Note 12 to the historical combined financial statements of the BDS Business filed as Exhibit 99.2 to the Current Report.
(b)	Refer to Note 6 to the historical combined financial statements of the BDS Business filed as Exhibit 99.2 to the Current Report.

Critical Accounting Policies

See Note 2 to the historical combined financial statements of the BDS Business filed as Exhibit 99.2 to the Current Report for a discussion of significant accounting policies.

Recent Accounting Pronouncements

See Note 3 to the historical combined financial statements of the BDS Business filed as Exhibit 99.2 to the Current Report for a discussion of recent accounting pronouncements.